UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 22, 2010

Teledyne Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15295 (Commission File Number)	25-1843385 (I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California (Address of principal executive offices)	91360-2362 (Zip Code)
Registrant’s telephone number, including area code: (805) 373-4545
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
          On December 22, 2010, Teledyne Technologies Incorporated (“Teledyne”) entered into an Arrangement Agreement (the “Arrangement Agreement”), that provides for the acquisition of DALSA Corporation, a company organized under the laws of Ontario, Canada, by a wholly-owned subsidiary of Teledyne. Pursuant to the transaction, Teledyne will acquire all of the outstanding common shares and equity interests of DALSA for CAD $18.25 per share payable in cash. The aggregate value for the transaction is approximately CAD $341 million, taking into account DALSA’s stock options and net cash as of September 30, 2010.
          DALSA Corporation, based in Waterloo, Ontario, Canada, designs, develops, manufactures and markets digital imaging products and semiconductors. DALSA Corporation’s common shares are listed on the Toronto Stock Exchange.
          The transaction will be carried out by way of a statutory plan of arrangement under the Business Corporations Act (Ontario). The completion of the transaction is subject to, among other things, the approval of shareholders of DALSA Corporation constituting at least two-thirds of the common shares of DALSA Corporation represented at a special meeting of shareholders of DALSA Corporation to be called to consider the transaction and court approval. In addition, the transaction is subject to a number of additional closing conditions, including receipt of required regulatory approvals, as well as other customary closing conditions.
Item 7.01. Regulation FD Disclosure
     On December 22, 2010, Teledyne issued a press release announcing the entry into an agreement to acquire DALSA Corporation. A copy of this press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein. The information furnished pursuant to this Item 7.01 shall in no way be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit 99.1	Press Release dated December 22, 2010, announcing the entry into an agreement to acquire DALSA Corporation.

SIGNATURE
               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Dale A. Schnittjer
Dale A. Schnittjer
Senior Vice President and Chief Financial Officer

Dated: December 22, 2010

EXHIBIT INDEX
Description

Exhibit 99.1	Press Release dated December 22, 2010, announcing the entry into an agreement to acquire DALSA Corporation.